Exhibit 23





                         Consent of Independent Auditors




The Board of Directors
National Bankshares, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-79979 on Form S-8 of National Bankshares, Inc. of our report dated February 11, 2000, relating to the consolidated balance sheet of National Bankshares, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998, which report is included in the December 31, 2000 Annual Report on Form 10-K of National Bankshares, Inc.

                                    KPMG LLP

Roanoke, Virginia
March 30, 2001